Exhibit 10.1
CARBO CERAMICS INC.
CORPORATE AND PROPPANT
INCENTIVE COMPENSATION PLAN
FOR KEY EMPLOYEES
(EFFECTIVE JANUARY 1, 2008)
Section 1. Purpose.
     The purpose of the Incentive Compensation Plan for Key Employees (the “Plan”) is to: (a) provide competitive levels of compensation to enable CARBO Ceramics Inc. (the “Company”) to attract and retain high quality personnel to manage the business; and (b) provide a financial incentive for managers and key employees that can directly influence business results to achieve corporate, business unit, and individual goals.
Section 2. Administration.
          (a) The Plan shall be administered by the Compensation Committee (the “Committee”) of the Board of Directors of the Company.
          (b) The Committee may, subject to the provisions of the Plan, establish, adopt or revise rules and regulations relating to the Plan or take such actions as it deems necessary or advisable for the proper administration of the Plan. The Committee shall have the authority to interpret the Plan in its absolute discretion. Each interpretation made or action taken by the Committee pursuant to the Plan shall be final and conclusive for all purposes and binding upon all Participants (as defined in Section 3) or former Participants and their successors in interest.
          (c) The Committee may delegate any of its duties as administrator of the Plan to the President and Chief Executive Officer or such other individual or individuals as it sees fit; provided that the Committee shall not delegate its duties with respect to Awards (as defined in Section 4) to any corporate or executive officer. For purposes of the Plan, the term “Committee” shall include any person or persons to whom the Committee has delegated any of its duties.
          (d) Neither the Committee nor any member of the Committee shall be liable for any act, omission, interpretation, construction or determination made in good faith in connection with the Plan, and the members of the Committee shall be entitled to indemnification and reimbursement by the Company in respect of any claim, loss, damage or expense (including, without limitation, reasonable attorneys’ fees) arising or resulting therefrom to the fullest extent permitted by law.
Section 3. Eligibility.
     Awards may be granted only to key salaried employees of the Company who are selected for participation in the Plan by the Committee. The President and Chief Executive Officer of the Company shall be ineligible to receive any payments pursuant to the Plan. A qualifying employee selected by the Committee to participate in the Plan shall be a “Participant” in the Plan.

Section 4. Awards.
     The Committee may grant performance-based awards (“Awards”) to Participants with respect to the Company’s 2008 fiscal year (“Annual Awards”), or any quarter of the Company’s 2008 fiscal year (“Quarterly Awards”) (each such fiscal year or quarter thereof, a “Performance Period”), subject to the terms and conditions of the Plan. All Awards shall be settled in cash. All Awards will be based on a Participant’s Incentive Payment Target, as detailed in Section 5, and up to three Incentive Weights, as detailed in Section 6.
Section 5. Incentive Payment Targets.
     At the beginning of a Performance Period, the Committee shall establish incentive payment targets (“Incentive Payment Targets”) for each eligible “Grade Position”. The Incentive Payment Target shall be a percentage of the Participant’s base salary. Incentive Payment Targets will be determined based on a review of: (i) the Company’s compensation philosophy; (ii) comparable practices at companies with which the Company competes for labor; (iii) the level of responsibility of each eligible position; and (iv) Company needs and objectives. The Incentive Payment Target used to determine the actual Award paid shall be adjusted as set forth in Sections 6 and 7 (as adjusted, the “Adjusted Incentive Payment Target”).
Section 6. Incentive Weights.
     At the beginning of a Performance Period, the Committee shall establish “Incentive Weights” for each Grade Position. Incentive Weights are used to reflect the relative importance of each performance category (e.g., individual, corporate or business unit) in the Participant’s total incentive compensation opportunity. The sum of a Participant’s Incentive Weights will equal 100%. Incentive Weights will be tiered by Grade Position.
Section 7. Performance Measures.
     Determination of Corporate Performance and Business Unit Performance. The portion of the Incentive Payment Target attributable to corporate and/or business unit performance earned will be based on a comparison of actual Net Income Before Tax (“NIBT”) for the Performance Period against target NIBT performance goals for the Performance Period set forth in the Company’s business plan for its 2008 fiscal year (“Target NIBT”).

% of Target NIBT	% of Incentive Payment Target Earned
Less than 75%	0.0%
75%	50%
80%	66.7%
90%	83.3%
100%	100%
110%	125%
120%	150%
130%	175%
140% or above	200%

          If the actual percentage of Target NIBT achieved is in between the percentages of Target NIBT identified in the table above, then the corresponding percentage of Incentive Payment Target Earned will be calculated based on the straight-line relationship between the two percentages of Target NIBT identified in the table immediately above and below the actual percentage of Target NIBT achieved.
          (a) Determination of Individual Performance. The portion of the Incentive Payment Target attributable to the Participant’s individual performance earned will be determined in accordance with either (i) or (ii) below as determined by the Committee.
(i)	Individual performance will be determined by the Participant’s annual “Performance Appraisal Rating” in accordance with the following table:

Performance Appraisal Rating	% of Incentive Payment Target Earned

5	120%
4	100%
3	80%
below 3	not eligible
          Any Participant receiving a Performance Appraisal Rating of below 3 will be ineligible to receive payment for any Award for the Performance Period. The portion of the incentive payment that is based on individual performance will be paid regardless of the level of NIBT achieved by the Company.
(ii)	Alternatively, individual performance will be based on revenue generation, NIBT, or other measures approved by the Committee and set forth in individual performance plans developed by the Participant’s business unit and approved by the Company in advance of the start of the Performance Period. In order for the portion of the Incentive Payment Target attributable to the Participant’s individual performance to be earned, performance must meet or exceed a minimum acceptable level of performance (“threshold”) of 75% of the applicable goal or, for growth oriented plans, 75% of the corresponding prior period(s) actual performance level.
Section 8. Awards.
          (a) Calculation. The Committee shall, promptly after the date on which the necessary financial and other information for a particular Performance Period becomes available, certify the extent to which performance measures for each relevant performance category have been achieved. The Committee will calculate the actual Award payout for each Participant based on his or her Adjusted Incentive Payment Target (as determined under Sections 6 and 7). (See Appendix A for an example of an Award payment calculation. Appendix A is being provided for example purposes only.)

          (b) Payment.
(i)	To be eligible to receive payment of an Annual Award, the Participant must have remained in the continuous employ of the Company through December 31, 2008. To be eligible to receive payment of a Quarterly Award, the Participant must have remained in the continuous employ of the Company through the date on which the Quarterly Award is paid.

(ii)	Awards will be paid as soon as administratively practical following certification by the Committee of the extent to which the applicable performance measures have been achieved with respect to a particular Performance Period and the determination of the actual Awards by the Committee in accordance with Sections 5, 6 and 7 and this Section 8. Notwithstanding the foregoing, all payments made pursuant to the Plan shall be paid within 2 1/2 months following December 31, 2008.

(iii)	The Committee reserves the right to make year-end adjustments (“true-up”) to the final Award earned for the applicable Performance Period in order to ensure that the sum of the Quarterly Awards paid during the Company’s 2008 fiscal year is appropriate based on performance for the entire 2008 fiscal year.

(iv)	In the event that a Participant’s Incentive Weights or eligibility for Annual Awards or Quarterly Awards changes during the 2008 fiscal year, the Committee reserves the right to make such adjustments, as it deems appropriate, to ensure that the individual’s total payment under the Plan for the entire Performance Period appropriately reflects the Participant’s contributions to corporate and/or business unit performance.
Section 9. General Provisions.
          (a) No Rights to Awards or Continued Employment. No employee of the Company shall have any claim or right to receive Awards under the Plan. Neither the Plan nor any action taken under the Plan shall be construed as giving any employee any right to be retained as an employee by the Company or to receive any incentive compensation awards in a subsequent year. No Awards for fiscal year 2008 will be subject to mandatory deferral; however, the Company reserves the right at any time to require mandatory deferral of incentive compensation paid for subsequent performance periods if the Committee, in its discretion, determines that such deferrals are in the Company’s best interests.
          (b) No Limits on Other Awards and Plans. Nothing contained in this Plan shall prohibit the Company from establishing other special awards or incentive compensation plans providing for the payment of incentive compensation to employees of the Company, including any Participants.
          (c) Withholding Taxes. The Company shall deduct from all payments and distributions under the Plan any required federal, state or local governments tax withholdings.

          (d) Unfunded Status of Plan. The Company shall not have any obligation to establish any separate fund or trust or other segregation of assets to provide for payments under the Plan. To the extent any person acquires any rights to receive payments hereunder from the Company, such rights shall be no greater than those of an unsecured creditor.
          (e) Effective Date; Amendment. The Plan is effective as of January 1, 2008. The Committee may at any time and from time to time alter, amend, modify, suspend or terminate the Plan in whole or in part if there is a material change in the nature of the business of the Company, in the ownership or control of the Company, or if the Committee in its judgment determines that continuation of the Plan would not be in the Company’s best interests as a result of a material change in circumstances.
          (f) Governing Law. The Plan and the rights of all persons under the Plan shall be construed and administered in accordance with the laws of the State of Delaware without regard to its conflict of law principles.
          (g) Interpretation. In addition, any provision of the Plan or Award shall be automatically modified and limited to the extent that the Committee determines necessary to avoid the imposition of additional tax on Participants under Section 409A(a)(1)(B) of the Internal Revenue Code of 1986, as amended.

Appendix A
Example Award Calculation (Corporate Job):

Incentive Payment Target (as a % of base salary)	20%

Individual performance portion (Incentive Weight = 50% of total)
Performance appraisal rating — 5
Incentive payment for individual performance — 120% of Target (20% x 50% x 120%)	12.0%

Corporate performance portion (Incentive Weight = 50% of total)
NIBT as a percent of Target NIBT — 110%
Incentive payment for corporate performance — 125% of Target (20% x 50% x 125%)	12.5%

Adjusted Incentive Payment Target (as a percentage of base salary)	24.5%